Exhibit 10.1

Amendment to

Amended and Restated Employment Agreement

This Amendment to Amended and Restated Employment Agreement (this “Amendment”) is hereby entered into as of August 7, 2025 by and between Purple Innovation, Inc. (the “Company”) and Robert T. DeMartini (“you”), and constitutes an amendment to your Amended and Restated Employment Agreement with the Company dated March 19, 2022, as amended January 26, 2024, March 12, 2025 and July 23, 2025 (as amended, your “Employment Agreement”). Other than expressly herein set forth, your Employment Agreement remains in full force and effect without change.

Section 4(c)(ii) of your Employment Agreement is amended in its entirety to read as follows:

(ii) For purposes of this Agreement, “Change in Control” shall mean (i) the acquisition by any person or “persons acting as a group” (as defined below) of capital stock of the Company representing more than 50% of the total voting power of outstanding capital stock of the Company; (ii) the consummation of a sale of all or substantially all of the assets of the Company to a third party; (iii) the consummation of any merger, consolidation, reorganization, or business combination involving the Company in which, immediately after giving effect to such merger, less than a majority of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company, as applicable, immediately prior to such merger, consolidation, reorganization, or business combination; or (iv) a circumstance in which the Incumbent Directors (as defined below) cease for any reason to constitute a majority of the Board. For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall a transaction constitute a “Change in Control” if (x) its sole purpose is to change the state of the Company’s incorporation; (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (z) as for (i) above, the acquisition by Coliseum Capital Management, LLC, Coliseum Capital, LLC, Coliseum Capital Partners, LP (collectively, “Coliseum”), either individually or with other “persons acting as a group” (as defined below), of capital stock of the Company representing more than 50% of the total voting power of the outstanding capital stock of the Company. For purposes of this Agreement, “persons acting as a group” shall mean owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock (or assets), or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock (or assets), or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time or as a result of the same public offering, or purchase assets of the same corporation at the same time. The definition of “Change in Control” in this Agreement shall take precedence over any conflicting definition in any equity incentive plan or equity incentive award agreement applicable to the Executive. For the avoidance of doubt, the immediately preceding sentence shall not apply to any cash-based incentive payment.

The parties hereto hereby agree to and adopt this Amendment which shall be and become effective as of the date hereinabove set forth.

PURPLE INNOVATION, INC

By:	/s/ Adam Gray	August 7, 2025
Adam Gray
Chairman of the Board of Directors

ROBERT T. DEMARTINI

/s/ Robert T. DeMartini		August 7, 2025